EXHIBIT 99.1

Eagle Bancorp Montana Earns $474,000, or $0.12 per Diluted Share in Second Fiscal Quarter; Declares Regular Quarterly Cash Dividend of $0.0725 per Share

HELENA, Mont., Jan. 28, 2014 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (Nasdaq:EBMT), (the "Company," "Eagle"), the holding company of American Federal Savings Bank, today reported net income was $474,000, or $0.12 per diluted share, in the second fiscal quarter ended December 31, 2013, compared to $667,000, or $0.17 per diluted share in the preceding quarter and a net loss of $40,000, or $0.01 per diluted share, in the second quarter a year ago. In the first six months of fiscal 2014, Eagle's net income increased 199% to $1.1 million, or $0.29 per diluted share compared to $382,000, or $0.10 per diluted share, in the first six months of fiscal 2013.

"Our improving earnings trend gained further momentum in the second quarter of fiscal 2014," said Peter J. Johnson, President and CEO. "The steady economy in Montana has increased loan demand from local retail and business customers, with an increase in both commercial and mortgage loans aided in part by the increased retail presence that resulted from our 2012 branch acquisition. Our total loans increased $14.2 million, or 6% at December 31, 2013, compared to three months earlier, while our net interest margin increased 17 basis points compared to the preceding quarter. Additionally, our deposit growth continued and credit quality remains strong."

The Company also announced its board of directors has declared its regular quarterly cash dividend of $0.0725 per share payable March 7, 2014 to shareholders of record February 14, 2014.

Second Quarter Fiscal 2014 Highlights

  Net income was $474,000, or $0.12 per diluted share.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 30% to $6.27 million in the second quarter, compared to $4.83 million in the second quarter a year ago.
  Second quarter net interest margin was 3.32%, a 17 basis point improvement compared to 3.15% three months earlier.
  Total loans increased 6.0% to $249.5 million at December 31, 2013, compared to $235.4 million three months earlier and increased 15.6% compared to $215.8 million a year earlier.
  Total deposits increased 1% to $432.2 million at the end of December compared to $428.3 million three months earlier and increased 4.2% compared to $414.7 million a year earlier.
  Nonperforming assets continue to be maintained at a low level and totaled only $1.35 million, or 0.26% of total assets at December 31, 2013, compared to $1.5 million, or 0.28% of total assets three months earlier and $2.7 million, or 0.53% of total assets a year ago.
  Other Real Estate Owned (OREO) declined during the quarter to $419,000.
  Nonperforming loans were $931,000, or 0.37% of total loans at December 31, 2013, compared to $959,000, or 0.41% of total loans, three months earlier. Nonperforming loans were $1.5 million, or 0.70% of total loans a year ago.
  Capital ratios remain strong with a Tier 1 leverage ratio of 10.07% at December 31, 2013.
  Declared a regular quarterly cash dividend of $0.0725 per share.

Balance Sheet Results

"Loan activity continued to improve, with the majority of the growth coming from the increase in commercial loans and residential loans," said Johnson.

Total loans increased 6.0% to $249.5 million at December 31, 2013, compared to $235.3 million three months earlier and increased 15.6% compared to $215.8 million a year earlier. Commercial real estate loans declined slightly to $81.3 million at December 31, 2013, compared to $83.1 million a year earlier, while residential mortgage loans increased 24.8% to $83.4 million compared to $66.8 million a year earlier. Commercial loans increased 104% to $31.3 million and home equity loans declined 3.1% to $36.7 million compared to a year ago.

Eagle's total deposits increased 1% to $432.3 million at December 31, 2013, compared to $428.3 million three months earlier and increased 4.2% when compared to $414.7 million a year earlier. "Our quarterly deposit increase came from a combination of higher balances in money market and savings accounts and new brokered CD funding," said Johnson. Checking and money market accounts represent 50%, savings accounts represent 14%, and CDs comprise 36% of the total deposit portfolio at December 31, 2013.  Eagle utilized the $4.2 million of brokered CDs during the quarter to replace maturing borrowings.

Assets totaled $516.4 million at December 31, 2013, compared to $508.1 million a year earlier and shareholders' equity was $47.8 million at December 31, 2013, compared to $53.4 million a year ago. Tangible book value was $10.17 per share at December 31, 2013, a decline compared to$11.68 per share at December 31, 2012. The year-over-year decline was attributable principally to declines in the fair value of the investment portfolio that were caused by rising interest rates.

Credit Quality

Eagle's second quarter provision for loan losses was $153,000, compared to $159,000 in the preceding quarter and $187,000 in the second quarter a year ago. As of December 31, 2013, the allowance for loan losses represented 227.7% of nonperforming loans compared to 208.6% three months earlier and 121.3% a year earlier.

Nonperforming loans (NPLs) decreased slightly to $931,000 at December 31, 2013, compared to $959,000 three months earlier, and $1.5 million a year ago. The decrease compared to the prior quarter end was principally due to four loans removed from nonaccrual during the quarter.

Eagle's asset quality remains strong. "As of the end of the quarter, the other real estate owned (OREO) portfolio contained only three properties," said Johnson. OREO and other repossessed assets declined 15.5% to $419,000 at December 31, 2013 compared to $496,000 three months earlier and decreased 64.3% compared to $1.2 million a year earlier.

Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, decreased slightly to $1.35 million at December 31, 2013, compared to $1.46 million three months earlier, and decreased 46.2% when compared to $2.68 million a year ago.

Net charge offs were $33,000 in the second quarter compared to $159,000 in the preceding quarter and $162,000 in the second quarter a year ago. The allowance for loan losses was $2.12 million, or 0.85% of total loans at December 31, 2013, compared to $2.00 million, or 0.85% of total loans at September 30, 2013, and $1.83 million, or 0.85% of total loans a year ago.

Operating Results

Eagle's revenues (net interest income before the provision for loan losses, plus non-interest income) increased 29.8% to $6.27 million in the second quarter, compared to $4.83 million in the second quarter a year ago. Revenues were $6.72 million in the first quarter of the 2014 fiscal year.  In the first six months of fiscal 2014, Eagle's revenues increased 43.3% to $12.99 million compared to $9.06 million in the first half of fiscal 2013. Net interest income before the provision for loan loss increased 5.1% to $3.80 million in the second quarter of fiscal 2014, compared to $3.62 million in the preceding quarter and increased 30.5% compared to $2.91 million in the second quarter a year ago.  In the first six months of the fiscal year, net interest income increased 33.1% to $7.41 million compared to $5.57 million the first six months a year ago.

"Net interest income went up again during the quarter, contributing to our net interest margin expansion," said Johnson. "The yield on our securities available for sale portfolio has been affected by higher amortization of premiums due to faster prepayment speeds, but the bond portfolio's yield did rise by 24 basis points compared to the preceding quarter.  Interest expenses were down slightly, particularly in deposits, which were slightly offset by a small increase in interest expense on borrowings."

Eagle's second quarter net interest margin was 3.32%, a 17 basis point increase compared to 3.15% in the preceding quarter and a 4 basis point decline compared to 3.36% in the second quarter a year ago. Funding costs for the second quarter of fiscal 2014 went down one basis point while asset yields increased 16 basis points compared to the preceding quarter.  The investment securities portfolio decreased to $195.0 million at December 31, 2013 compared to $205.6 million a year ago, which increased average yields on earning asset balances slightly. In the first six months of fiscal 2014, Eagle's net interest margin was 3.23% compared to 3.53% in the first six months of fiscal 2013.

Noninterest income increased 28.8% to $2.47 million in the second quarter of fiscal 2014, compared to $1.92 million in the second quarter a year ago.  In the first quarter of fiscal 2014 noninterest income was $3.10 million.  Noninterest income increased 59.4% to $5.57 million in the first six months of fiscal 2014 compared to $3.49 million in the first six months of fiscal 2013.

Eagle's second quarter net gain on the sale of loans was $963,000 compared to $1.59 million in the preceding quarter and $962,000 in the second quarter a year ago. "Our gain on sale of loans was down 39.5% compared to the preceding quarter when mortgage refinance activity was near its peak," said Johnson. "With mortgage rates increasing we expect loan sales activity to decline to more normalized levels."

In the second quarter of fiscal 2014 noninterest expenses declined 4.1% to $5.61 million, compared to $5.85 million in the preceding quarter but were up compared to $4.79 million in the second quarter a year ago.  Year-to-date, noninterest expense was $11.47 million compared to $8.22 million in the same period a year earlier. "The increase in noninterest expense compared to a year ago is due to a full period of realized costs associated with operating the seven new branches, as well as the two new mortgage loan origination locations that we acquired in late 2012," concluded Johnson.

Capital Management

Eagle Bancorp Montana continues to meet the well capitalized thresholds for regulatory purposes with a Tier 1 leverage ratio of 10.07% at December 31, 2013.

About the Company

Eagle Bancorp Montana, Inc. is a savings and loan holding company headquartered in Helena, Montana and is the holding company of American Federal Savings Bank, a community bank established in 1922 that serves consumers and small businesses in Southern Montana through 13 banking offices. Additional information is available on the bank's website at www.americanfederalsavingsbank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol "EBMT."

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
	December 31,	September 30,	December 31,
	2013	2013	2012

Assets:
Cash and due from banks	$ 6,439	$ 6,493	$ 8,076
Interest-bearing deposits with banks	616	633	1,136
Federal funds sold	--	--	16,949
Total cash and cash equivalents	7,055	7,126	26,161
Securities available-for-sale, at market value	195,007	201,832	205,561
FHLB stock, at cost	1,896	1,914	1,967
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	14,655	20,717	15,085
Loans:
Residential mortgage (1-4 family)	83,445	76,017	66,847
Commercial loans	31,348	26,920	15,353
Commercial real estate	81,319	79,399	83,051
Construction loans	4,213	4,224	1,750
Consumer loans	12,796	12,883	11,086
Home equity	36,697	36,117	37,850
Unearned loan fees	(319)	(215)	(112)
Total loans	249,499	235,345	215,825
Allowance for loan losses	(2,120)	(2,000)	(1,825)
Net loans	247,379	233,345	214,000
Accrued interest and dividends receivable	2,388	2,339	1,954
Mortgage servicing rights, net	3,526	3,420	2,360
Premises and equipment, net	19,155	18,801	19,207
Cash surrender value of life insurance	11,035	10,953	9,322
Real estate and other assets acquired in settlement of loans,
net of allowance for losses	419	496	1,174
Goodwill	7,034	6,890	6,890
Core deposit intangible	830	875	1,018
Other assets	5,853	4,992	3,267
Total assets	$ 516,387	$ 513,855	$ 508,121

Liabilities:
Deposit accounts:
Noninterest bearing	56,775	62,533	53,465
Interest bearing	375,466	365,747	361,260
Total deposits	432,241	428,280	414,725
Accrued expense and other liabilities	3,167	3,761	5,337
Federal funds purchased	--	--	--
FHLB advances and other borrowings	28,067	28,466	29,461
Subordinated debentures	5,155	5,155	5,155
Total liabilities	468,630	465,662	454,678

Shareholders' Equity:
Preferred stock (no par value, 1,000,000 shares authorized, none issued or outstanding)	--	--	--
Common stock (par value $0.01; 8,000,000 shares authorized; 4,083,127 shares issued; 3,918,399; 3,898,685; 3,898,685 outstanding at December 31, 2013, June 30, 2013 and December 30, 2012, respectively)	41	41	41
Additional paid-in capital	22,118	22,114	22,103
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,307)	(1,348)	(1,473)
Treasury stock, at cost
(164,728 shares at December 31, 2013 and 184,442 shares at
June 30, 2013 and December 31, 2012, respectively)	(1,800)	(1,993)	(1,993)
Retained earnings	34,422	34,233	32,818
Accumulated other comprehensive (loss) gain	(5,717)	(4,854)	1,947
Total shareholders' equity	47,757	48,193	53,443
Total liabilities and shareholders' equity	$ 516,387	$ 513,855	$ 508,121

Income Statement	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	December 31,	September 30	December 31	December 31	December 31
	2013	2013	2012	2013	2012
Interest and dividend Income:
Interest and fees on loans	$ 3,231	$ 3,121	$ 2,753	$ 6,352	$ 5,304
Securities available-for-sale	1,083	1,019	735	2,102	1,404
Interest on deposits with banks	3	1	11	4	16
Total interest and dividend income	4,317	4,141	3,499	8,458	6,724
Interest Expense:
Interest expense on deposits	312	321	333	633	581
Advances and other borrowings	183	182	230	365	524
Subordinated debentures	21	21	23	42	47
Total interest expense	516	524	586	1,040	1,152
Net interest income	3,801	3,617	2,913	7,418	5,572
Provision for loan losses	153	159	187	312	422
Net interest income after provision for loan losses	3,648	3,458	2,726	7,106	5,150

Noninterest income:
Service charges on deposit accounts	264	279	184	543	350
Net gain on sale of loans	963	1,591	962	2,554	1,774
Mortgage loan servicing fees	339	314	247	653	481
Net gain on sale of available-for-sale securities	405	431	245	836	312
Net (loss) gain on sale of OREO	(22)	(28)	(6)	(50)	(23)
Net gain on fair value hedge	48	23	28	71	65
Other income	472	488	257	960	533
Total noninterest income	2,469	3,098	1,917	5,567	3,492

Noninterest expense:
Salaries and employee benefits	3,088	3,342	2,131	6,430	3,572
Occupancy and equipment expense	688	687	508	1,375	850
Data processing	483	448	193	931	340
Advertising	206	251	218	457	419
Amortization of mortgage servicing fees	141	193	221	334	408
Amortization of core deposit intangible and tax credits	108	109	48	217	48
Federal insurance premiums	84	84	43	168	92
Postage	50	42	37	92	63
Legal, accounting and examination fees	145	124	122	269	213
Consulting fees	69	86	35	155	61
Acquisition costs	--	--	731	--	1,208
Provision for valuation loss on OREO	--	--	30	--	98
Other	551	487	469	1,038	849
Total noninterest expense	5,613	5,853	4,786	11,466	8,221

Income before provision for income taxes	504	703	(143)	1,207	421
Provision (benefit) for income taxes	30	36	(103)	66	39
Net income	$ 474	$ 667	$ (40)	$ 1,141	$ 382

Basic earnings per share	$ 0.12	$ 0.17	$ (0.01)	$ 0.29	$ 0.10
Diluted earnings per share	$ 0.12	$ 0.17	$ (0.01)	$ 0.29	$ 0.10
Weighted average shares outstanding (basic EPS)	3,911,756	3,898,685	3,741,815	3,905,221	3,733,302
Weighted average shares outstanding (diluted EPS)	3,978,978	3,977,542	3,933,114	3,978,260	3,931,030

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	December 31,	September 30,	December 31,
	2013	2013	2012
Asset Quality:
Nonaccrual loans	$ 717	$ 744	$ 1,200
Loans 90 days past due	--	--	--
Restructured loans, net	214	215	304
Total nonperforming loans	931	959	1,504
Other real estate owned and other repossessed assets, net	419	496	1,174
Total nonperforming assets	$ 1,350	$ 1,455	$ 2,678
Nonperforming loans / portfolio loans	0.37%	0.41%	0.70%
Nonperforming assets / assets	0.26%	0.28%	0.53%
Allowance for loan losses / portfolio loans	0.85%	0.85%	0.85%
Allowance / nonperforming loans	227.71%	208.55%	121.34%
Gross loan charge-offs for the quarter	$ 34	$ 160	$ 218
Gross loan recoveries for the quarter	$ 1	$ 1	$ 56
Net loan charge-offs for the quarter	$ 33	$ 159	$ 162

Capital Data (At quarter end):
Tangible book value per share	$ 10.17	$ 10.37	$ 11.68
Shares outstanding	3,918,399	3,898,685	3,898,685

Profitability Ratios (For the quarter):
Efficiency ratio*	87.13%	84.90%	97.05%
Return on average assets	0.37%	0.52%	-0.04%
Return on average equity	3.87%	5.58%	-0.29%
Net interest margin	3.32%	3.15%	3.36%

Profitability Ratios (Year-to-date):
Efficiency ratio *	85.98%	84.90%	89.28%
Return on average assets	0.45%	0.52%	0.22%
Return on average equity	4.71%	5.58%	1.41%
Net interest margin	3.23%	3.15%	3.53%

Other Information
Average total assets for the quarter	$ 509,767	$ 510,821	$ 384,921
Average total assets year to date	$ 510,294	$ 510,821	$ 352,375
Average earning assets for the quarter	$ 458,480	$ 458,750	$ 346,475
Average earning assets year to date	$ 458,615	$ 458,750	$ 315,904
Average loans for the quarter **	$ 254,597	$ 244,567	$ 191,703
Average loans year to date **	$ 249,582	$ 244,567	$ 186,242
Average equity for the quarter	$ 49,021	$ 47,847	$ 54,641
Average equity year to date	$ 48,434	$ 47,847	$ 54,063
Average deposits for the quarter	$ 426,745	$ 422,299	$ 287,327
Average deposits year to date	$ 424,522	$ 422,299	$ 253,336

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale
CONTACT: Peter J. Johnson, President and CEO
         (406) 457-4006